EXHIBIT 10.26

CONDUIT PHARMACEUTICALS INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Conduit Pharmaceuticals Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). This Program has been adopted under the Company’s 2023 Stock Incentive Plan or its successor (the “Equity Plan”) and shall be effective as of the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Murphy Canyon Acquisition Corp. Conduit Merger Sub, Inc. and Conduit Pharmaceuticals Limited dated as of November 8, 2022 (the “Effective Date”). The cash and equity compensation described in this Program shall be paid or be granted, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company and (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program may be amended, modified or terminated by the Board at any time in its sole discretion.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall receive an annual cash retainer of $35,000 for service on the Board.

(b) Additional Annual Retainers. Each Non-Employee Director shall receive the following additional annual cash retainers, as applicable:

(i) Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $30,000 for such service.

(ii) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(iv) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $8,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $4,000 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter during which he or she actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The equity awards described below shall be granted under the Equity Plan and shall be conditioned on the execution and delivery of award agreements in substantially the forms previously approved by the Board. All grants of equity awards under this Program are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

(a) Initial Awards. Each Non-Employee Director who initially is elected or appointed to the Board on or after the Effective Date shall automatically be granted on the day of such first election or appointment, without further action of the Board, a stock option to purchase 65,000 shares of the Company’s common stock. The awards described in this Section 2(a) shall be referred to as “Initial Awards”. No Non-Employee Director shall be granted more than one Initial Award.

(b) Annual Awards.

(i) Except as provided in (ii) below, a Non-Employee Director who (x) is serving on the Board as of the date of any annual meeting of the Company’s stockholders after the Effective Date, and (y) will continue to serve as a Non-Employee Director immediately following such meeting, shall automatically be granted on the date of such annual meeting, without further action of the Board, a stock option to purchase 32,500 shares of the Company’s common stock. The awards described in this Section 2(b)(i) shall be referred to as “Annual Awards”. For the avoidance of doubt, a Non-Employee Director who is elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election and shall not receive any Annual Award on the date of such meeting as well. In addition, in the event of an adjournment or postponement of any annual meeting following the time such meeting commences, the date of the annual meeting for purposes of this Section 2(b)(i) shall be the date on which the business to be conducted at the annual meeting is concluded.

(ii) Notwithstanding the foregoing, if a Non-Employee Director is initially elected or appointed to the Board other than at an annual meeting of the Company’s stockholders, then the Annual Award for his or her initial term and partial Service Period (as defined below) shall be reduced proportionately, such that the fixed share numbers set forth in Sections 2(b)(i) above will be multiplied by a fraction, the numerator of which is the number of full calendar quarters during the period commencing on (and including) the date of the initial election or appointment and ending on (and including) the last day of the applicable Service Period, and the denominator of which is four. For this purpose, the term “Service Period” means the period commencing on (and including) the date of the annual meeting of the Company’s stockholders that occurred immediately prior to the date that the Non-Employee Director was initially elected or appointed to the Board and ending on (and including) the date immediately prior to the date of the next occurring annual meeting of the Company’s stockholders.

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(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(b) above, determined as if they were initially elected or appointed to the Board as of the date of termination of employment.

(d) Terms of Awards Granted to Non-Employee Directors

(i) Exercise Price. The per share exercise price of each stock option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of common stock on the date the option is granted.

(ii) Vesting. Each Initial Award shall vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Annual Award shall vest and become exercisable on the earlier of (A) the first anniversary of the date of grant, or (B) the date immediately prior to the next annual meeting of the Company’s stockholders following the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date. Unless the Board otherwise determines, no portion of an Initial Award or Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter. Upon a Change in Control (as defined in the Equity Plan), all outstanding equity awards granted under the Equity Plan that are held by a Non-Employee Director shall become fully vested and exercisable, irrespective of any other provisions of the Equity Plan or any award agreement.

3. Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.

4. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

5. Insider Trading Policy. Each Non-Employee Director will be subject to the Company’s insider trading policy, as amended from time to time (the “Insider Trading Policy”), and any transactions involving Company securities will be subject to the Insider Trading Policy and applicable securities laws and regulations.

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